QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Auburn Community Bancorp
Proxy

        This proxy is solicited on behalf of the Board of Directors for the special meeting of shareholders to be held on December 8, 2003.

        The undersigned hereby appoints Hideo R. Yamasaki and Janice L. Forbes as proxyholders with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of Auburn Community Bancorp common stock which the undersigned is entitled to vote at the special meeting of shareholders to be held on December 8, 2003 at 5:00 p.m., at Auburn Community Bancorp's head office located at 11795 Atwood Road, Auburn, California or any adjournment(s) thereof, with all the powers the undersigned would possess if personally present as follows:

1.
To approve the merger agreement by and between Auburn Community Bancorp and Western Sierra Bancorp and the transactions contemplated therein as described more fully in the accompanying proxy statement-prospectus. If you vote "FOR" the merger agreement, you are also giving your written consent to amend the stockholders agreement, which was signed by all shareholders of Auburn Bancorp, to terminate the stockholders agreement as of the date of completion of the merger.

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.
To transact such other business as may properly come before the meeting and any adjournments or adjournments thereof.

Please Sign and Date Below

The Board of Directors recommends a vote "FOR" management's proposal. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" approval of management's proposal. If any other business is presented at the meeting, this proxy confers authority to and shall be voted in accordance with the recommendations of management.

        (Please date this proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign.)

☐ I Do	☐ I Do Not	Expect to Attend the Meeting.
(Number of Shares)
(Please Print Your Name)
(Please Print Your Name)
(Date)
(Signature of Shareholder)
(Signature of Shareholder)

        This proxy may be revoked prior to its exercise by filing with the Secretary of Auburn Community Bancorp a duly executed proxy bearing a later date or an instrument revoking this proxy, or by attending the meeting and voting in person.

QuickLinks

  Exhibit 99.1